UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act Of 1934

February 29, 2008
Date of Report (Date of earliest event reported)

Non-Invasive Monitoring Systems, Inc.
(Exact Name of Registrant as Specified in Charter)

Florida	0-13176	59-2007840
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4400 Biscayne Boulevard 6th Floor
Miami, Florida 33137
(Address of principal executive offices) (Zip Code)

(305)-861-0075
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e- 4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On February 29, 2008, following approval of its Board of Directors, Non-Invasive Monitoring Systems, Inc. (the “Company”) entered into a Separation and Release Agreement with Gary Macleod (“Macleod”), its former Chief Executive Officer and Director (the “Separation Agreement”). Pursuant to the Separation Agreement, Mr. Macleod is entitled to one year’s severance (previously paid of $126,000), provided for in his Employment Agreement dated November 11, 2005. On January 24, 2008, Mr. Macleod provided the Company with a notice of cashless exercise with respect to options to purchase 1,500,000 shares of common stock issued to him on November 11, 2005, which vested in full upon his termination as Chief Executive Officer in December 2007. As part of the Separation Agreement, Macleod will receive only 550,000 shares for such cashless exercise, instead of the 749,165 shares to which he would otherwise have been entitled. He will also forfeit options to purchase 25,000 shares of the Registrant’s common stock awarded in October, 2007. He has also agreed to repurchase for approximately $11,600, furniture and equipment previously sold to the Company at that price. The Separation Agreement also contains mutual releases and provides that Macleod will resign as a Director of the Company.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	On February 29, 2008, Gary Macleod resigned as a Director of the Company.

(e)	The contents of Item 1.01 are incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits

Exhibit Number	Description

10.1	Separation ad Release Agreement delivered February 29, 2008 between the Registrant and Gary Macleod.

10.2	Employment Agreement dated November 10, 2005 between the Registrant and Gary Macleod.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NON-INVASIVE MONITORING SYSTEMS, INC.

By:	/s/ Marvin A Sackner, M.D.
Name: Marvin A Sackner, M.D.
Title: Chief Executive Officer

Dated: March 4, 2008

Exhibit Number	Description

10.1	Separation ad Release Agreement delivered February 29, 2008 between the Registrant and Gary Macleod.

10.2	Employment Agreement dated November 10, 2005 between the Registrant and Gary Macleod.